______________, 2008

JPMorgan Trust I

245 Park Avenue

New York, NY 10167

Dear Sirs:

J.P. Morgan Investment Management Inc, JPMorgan Funds Management, Inc. and JPMorgan Distribution Services, Inc. (collectively, “JPMorgan Service Providers”) hereby agree to waive fees owed to each JPMorgan Service Provider or to reimburse each Fund listed on Schedule A for the time periods so indicated. The JPMorgan Service Providers will waive fees or reimburse to the extent total operating expenses exceed the rate of average daily net assets also indicated on Schedule A. This expense limitation does not include acquired fund fees and expenses, dividend expenses on securities sold short, interest, taxes, extraordinary expenses and expenses related to the JPMorgan Funds’ deferred compensation plan.

The JPMorgan Service Providers understand and intend that the Funds will rely on this agreement in preparing and filings their registration statements on Form N-1A and in accruing the Funds’ expenses for purposes of calculating net asset value and for other purposes, and expressly permit the Funds to do so.

Please acknowledge acceptance on the enclosed copy of this letter.

Very truly yours,

J.P. Morgan Investment Management Inc.	JPMorgan Funds Management, Inc. JPMorgan Distribution Services, Inc.
By:	By:

Accepted by: JPMorgan Trust I
By:

SCHEDULE A

Fund Name	Share Class	Expense Cap	Expense Cap Period End
JPMorgan Capital Growth Fund	Class R2	1.40%	[December 31, 2009]
JPMorgan International Equity Fund	Class R2	1.56%	[December 31, 2009]
JPMorgan International Value Fund	Class R2	1.56%	[December 31, 2009]
JPMorgan Intrepid America Fund	Class R2	1.50%	[December 31, 2009]
JPMorgan Intrepid Growth Fund	Class R2	1.50%	[December 31, 2009]
JPMorgan Intrepid International Fund	Class R2	1.77%	[December 31, 2009]
JPMorgan Intrepid Value Fund	Class R2	1.50%	[December 31, 2009]
JPMorgan Small Cap Equity Fund	Class R2	1.63%	[December 31, 2009]
JPMorgan SmartRetirement Income Fund	Class R2	0.67%	[December 31, 2009]
JPMorgan SmartRetirement 2010 Fund	Class R2	0.68%	[December 31, 2009]
JPMorgan SmartRetirement 2015 Fund	Class R2	0.68%	[December 31, 2009]
JPMorgan SmartRetirement 2020 Fund	Class R2	0.68%	[December 31, 2009]
JPMorgan SmartRetirement 2025 Fund	Class R2	0.69%	[December 31, 2009]
JPMorgan SmartRetirement 2030 Fund	Class R2	0.69%	[December 31, 2009]
JPMorgan SmartRetirement 2035 Fund	Class R2	0.69%	[December 31, 2009]
JPMorgan SmartRetirement 2040 Fund	Class R2	0.69%	[December 31, 2009]
JPMorgan SmartRetirement 2045 Fund	Class R2	0.69%	[December 31, 2009]
JPMorgan SmartRetirement 2050 Fund	Class R2	0.69%	[December 31, 2009]
JPMorgan U.S. Equity Fund	Class R2	1.30%	[December 31, 2009]
JPMorgan U.S. Large Cap Core Plus Fund	Class R2	1.50%	[December 31, 2009]